Exhibit 99.1

Media contact:
Karla Olsen,
director, corporate communications
Phone: 888.613.0003
FAX: 316.261.6769
karla.olsen@WestarEnergy.com

Investor contact:
Bruce Burns,
director, investor relations
Phone: 785.575.8227

bruce.burns@WestarEnergy.com

WESTAR ENERGY ANNOUNCES THIRD QUARTER 2007 RESULTS

TOPEKA, Kan., Nov. 2, 2007—Westar Energy, Inc. (NYSE:WR) today announced earnings of $91.5 million, or $0.99 per share, for the third quarter 2007 compared with earnings of $89.8 million, or $1.03 per share, for the third quarter 2006. The increase in earnings for the quarter was due primarily to higher retail and wholesale sales and an increase in energy marketing, that combined, more than offset increased operating expenses, decreased income from corporate-owned life insurance and higher interest expense in the same quarter last year. The lower per share results were due to an increase in the number of shares outstanding from equity issuances made in 2007.

Earnings for the nine months ended Sept. 30, 2007, were $153.9 million, or $1.71 per share, compared with $151.5 million, or $1.73 per share, for the same period in 2006. The lower year-to-date per share results were due to an increase in the number of shares outstanding from equity issuances made in 2007.

2007 Third Quarter Results Compared with 2006 Third Quarter Results

Westar Energy reported revenues of $548.5 million for the third quarter 2007, $32.5 million higher than revenues of $515.9 million for the same period in 2006. Retail sales were up

Westar Energy announces third quarter 2007 results, page 2 of 6

$7.7 million due primarily to warmer weather this year. Wholesale sales increased $13.3 million due primarily to a wholesale sales agreement entered into in April 2007.

Fuel and purchased power expense increased $13.6 million. The higher cost of fuel and purchased power to serve increased sales was offset partially by adjustments made pursuant to the retail energy cost adjustment. Operating and maintenance expense increased $6.1 million reflecting higher maintenance costs and increased Southwest Power Pool transmission network costs, the latter of which were largely offset by higher transmission revenues. Depreciation and amortization expense decreased $2.5 million due primarily to the removal this year of estimated terminal net salvage costs from depreciation expense, offset partially by higher depreciation expense related to the increase in utility plant. Selling, general and administrative expense increased $4.4 million due primarily to increased labor and employee benefits costs.

Other income and expense was $2.4 million of expense compared with $1.2 million of income for the same period in 2006. The change between periods is due primarily to reduced income from corporate-owned life insurance. Interest expense was $28.9 million compared with $25.8 million due to the interest expense associated with a capital lease obligation entered into in April 2007 and a reclassification this year to interest expense of interest recorded on liabilities associated with income tax uncertainties. Income tax expense increased $2.7 million due primarily to higher income before taxes.

2007 Nine-month Results Compared with 2006 Nine-month Results

Westar Energy reported revenues of $1.334 billion for the nine months ended Sept. 30, 2007 compared with revenues of $1.263 billion for the same period of 2006. Retail revenues were slightly higher this year due primarily to revenues from customer growth largely being

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offset by provisions for customer refunds related to a February 2007 rate order. Wholesale sales increased $60.2 million due primarily to greater production from the company’s coal-fired generating facilities that operated this year without restriction for coal conservation, as was the case last year, and increased sales made pursuant to a long-term wholesale sales agreement the company entered into in April 2007.

Fuel and purchased power expense increased $26.6 million. The increased cost of fuel and purchased power to serve higher sales was partially offset by gains on sales of emissions allowances and adjustments made pursuant to the retail energy cost adjustment. Depreciation and amortization expense decreased $6.6 million due primarily to the removal this year of estimates for terminal net salvage. This decrease was partially offset by an increase in depreciation expense due to an increase in utility plant. Selling, general and administrative expense increased $13.6 million due primarily to increased labor and employee benefits costs.

Other income and expense decreased $15.1 million due primarily to decreased income from corporate-owned life insurance. Interest expense was $84.7 million compared with $74.2 million reflecting increases for reclassification this year to interest expense of interest recorded on liabilities associated with income tax uncertainties, interest associated with a capital lease obligation entered into in April 2007 and interest associated with borrowings under the company’s revolving credit facility.

2007 Earnings Guidance

Based on year-to-date results, Westar Energy affirmed its previously announced 2007 full-year earnings guidance of $1.63 to $1.78 per share.

Westar Energy announces third quarter 2007 results, page 4 of 6

Management indicated that were the company to receive additional corporate-owned life insurance proceeds, and realize additional value from the company’s tax assets, it would expect per share results to be at the upper end of the range. Westar Energy’s 2007 Earnings Drivers, dated March 1, 2007, available on the company’s web site, provide the company’s earnings guidance and the earnings drivers and adjustments used in arriving at 2007 full-year earnings guidance.

Additional Earnings Information and Conference Call

In conjunction with the earnings release, Westar Energy has posted on its Web site an earnings package of more detailed financial information related to its third quarter performance. The materials are available under Presentations in the Investor Relations section of the company Web site.

Westar Energy’s conference call with the investment community will be at 11 a.m. Eastern Daylight Time (10 a.m. Central) on Nov. 2, 2007. Bill Moore, president and chief executive officer, will host the call. Investors, media and the public may listen to the conference call by dialing 888-713-4209, participant code 99981505. Listeners may access a live webcast of the conference call via the company’s Web site, www.WestarEnergy.com. A replay of the call will be available on the Web site. Members of the news media may direct follow-up questions to Karla Olsen.

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 674,000 customers in the state. Westar Energy has about 6,000 megawatts of electric generation capacity and operates and coordinates approximately 34,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability.

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Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our Quarterly Report on Form 10-Q for the year ended September 30, 2007 for important risk factors that could cause results to differ materially from those in any such forward-looking statements. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

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Attachment 1

WESTAR ENERGY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2007	2006	Change	2007	2006	Change
Sales	$548,496	$515,947	$32,549	$1,333,981	$1,262,592	$71,389

Fuel and purchased power	182,686	169,053	13,633	417,442	390,803	26,639
Operating and maintenance	121,154	115,024	6,130	350,798	344,095	6,703
Depreciation and amortization	47,907	50,452	(2,545)	141,677	148,240	(6,563)
Selling, general and administrative	46,182	41,832	4,350	132,790	119,174	13,616

Total Operating Expenses	397,929	376,361	21,568	1,042,707	1,002,312	40,395

Income from Operations	150,567	139,586	10,981	291,274	260,280	30,994

Other income (expense)	(2,376)	1,154	(3,530)	(2,693)	12,393	(15,086)
Interest expense	28,864	25,757	3,107	84,728	74,203	10,525
Income tax expense	27,621	24,949	2,672	49,264	46,233	3,031

Net Income	91,706	90,034	1,672	154,589	152,237	2,352

Preferred dividends	242	242	—	727	727	—

Earnings Available for Common Stock	$91,464	$89,792	$1,672	$153,862	$151,510	$2,352

Basic Earnings Per Share	$0.99	$1.03	$(0.04)	$1.71	$1.73	$(0.02)

Average equivalent common shares outstanding	91,941	87,578		89,905	87,441